UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 3, 2008

VYYO INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-30189	94-3241270
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

6625 The Corners Parkway, Suite 100, Norcross, Georgia		30092
(Address of principal executive offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code  (678) 282-8000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.           Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As Vyyo Inc. (the “Company”) previously disclosed in its Form 8-K filed on February 4, 2008, the Company received notice from The Nasdaq Stock Market (“NASDAQ”) on January 29, 2008 that for 10 consecutive trading days the market value of the Company’s listed securities had been below the minimum $50 million requirement for continued inclusion on The Nasdaq Global Market under Marketplace Rule 4450(b)(1)(A).  NASDAQ also informed the Company that it did not comply with Marketplace Rule 4450(b)(1)(B), which requires total assets and total revenue of $50 million each for the most recently completed fiscal year or two of the last three most recently completed fiscal years.

On March 3, 2008, the Company received a Nasdaq Staff Determination Letter (the “Staff Determination”) indicating that the Company has failed to comply with the market value of publicly held shares requirement for continued listing on The Nasdaq Global Market set forth in Marketplace Rule 4450(b)(1)(A), and that its securities are, therefore, subject to delisting from The Nasdaq Global Market.  The Company is requesting a hearing before a NASDAQ Listing Qualifications Panel to review the Staff Determination.  There can be no assurance that the Qualifications Panel will grant the Company’s request for continued listing.

During the hearing process, the Company may seek to transfer listing of its securities to The Nasdaq Capital Market if it meets the listing requirements for The Nasdaq Capital Market, which requires, among other things that the aggregate market value of the Company’s listed securities exceed $35 million.

The Company’s common stock will remain listed on The Nasdaq Global Market during the hearing process before the Listing Qualifications Panel.

A copy of the press release announcing the notification from NASDAQ is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein in its entirety by reference.

Item 5.02.           Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(e)

On March 4, 2008, the Compensation Committee of the Board of Directors of the Company approved a repricing of the outstanding options that it had previously granted to the Company’s current employees and the Company’s Chairman and Vice Chairman of the Board of Directors.  The options, all of which had been previously granted pursuant to the Company’s Fourth Amended and Restated 2000 Employee and Consultant Equity Incentive Plan were repriced to the closing price of the Company common stock on The Nasdaq Global Market on March 4, 2008, or $1.40 per share.  The other terms of the options, including vesting schedules and term, remain unchanged as a result of the repricing.

The repriced options had originally been issued with $3.35 to $8.43 per share option exercise prices, which prices reflected the then current market prices of the Company’s common stock on the dates of the original grants.  As a result of the recent sharp reduction in the Company’s stock price, the Compensation Committee believed that such options no longer would properly incentivize the option holders.

The individuals receiving the repriced stock options include the following officers and directors of the Company:

Davidi Gilo, Chairman of the Board of Directors, holds options to purchase 2,075,000 shares of the Company’s common stock at exercises prices ranging from $3.92 to $7.50 per share.  All of these options will be repriced to $1.40 per share.  The stock options that were repriced for Mr. Gilo were options previously granted to him as an employee of the Company.  Mr. Gilo has not been granted stock options in his role as Chairman of the Board of Directors.

James A. Chiddix, Vice Chairman of the Board of Directors, holds options to purchase 250,000 shares of the Company’s common stock at an exercise price of $6.31 per share.  All of these options will be repriced to $1.40 per share.  The stock options that were repriced for Mr. Chiddix were stock options granted to him as a consultant of the Company, and the repricing did not include any stock options that were granted to Mr. Chiddix in his role as Vice Chairman of the Board of Directors.

Wayne H. Davis, Chief Executive Officer, holds options to purchase 600,000 shares of the Company’s common stock at an exercise price of $6.31 per share.  All of these options will be repriced to $1.40 per share.

Robert K. Mills, Chief Financial Officer, holds options to purchase 150,000 shares of the Company’s common stock at an exercise price of $6.91 per share.  All of these options will be repriced to $1.40 per share.

David Feldman, Chief Technology Officer, holds options to purchase 100,000 shares of the Company’s common stock at an exercise price of $6.91 per share.  All of these options will be repriced to $1.40 per share.

Walter J. Ungerer, Executive Vice President Corporate Strategy and Investor Relations, holds options to purchase 130,000 shares of the Company’s common stock at exercise prices ranging from $5.99 to $7.44 per share.  All of these options will be repriced to $1.40 per share.

Tashia L. Rivard, General Counsel and Corporate Secretary, holds options to purchase 150,000 shares of the Company’s common stock at exercise prices ranging from $6.22 to $6.92 per share.  All of these options will be repriced to $1.40 per share.

The Company did not reprice outstanding stock options granted to directors other than the options granted to Messrs. Gilo and Chiddix as described above, which grants were made to them for their service as an employee or consultant to the Company and not for their service as directors of the Company.

Item 9.01.           Exhibits.

Item 9.01(d)

Exhibit
Number	Description of Exhibit

99.1	Press release of Vyyo Inc. dated March 6, 2008, furnished in accordance with Item 3.01 of this Current Report on Form 8-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VYYO INC.

Date: March 6, 2008	By:	/s/ Robert K. Mills
Robert K. Mills
Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit

99.1	Press release of Vyyo Inc. dated March 6, 2008, furnished in accordance with Item 3.01 of this Current Report on Form 8-K.